EXHIBIT 12.1


                      COMCAST CABLE COMMUNICATIONS, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

                                         Six Months Ended June 30,                       Years Ended December 31,
                                        ---------------------------  ----------------------------------------------------------
                                           1998          1997           1997        1996         1995        1994        1993
                                        ----------    ----------     ----------  ----------   ----------  ----------  ----------
Earnings (loss) before fixed
   charges (1):
Loss before extraordinary items
   and cumulative effect of
   accounting changes.................    ($54.2)       ($65.8)       ($112.1)     ($22.6)      ($48.9)     ($23.0)      ($6.4)
Income tax (benefit) expense..........     (20.7)        (23.5)         (43.6)       (4.5)       (24.9)       (1.8)       23.5
Equity in net loss of affiliate.......
Fixed charges.........................     135.2         132.3          265.2        260.5       273.8       176.5       181.3
                                          ------        ------         ------       ------      ------      ------      ------
                                           $60.3         $43.0         $109.5       $233.4      $200.0      $151.7      $198.4
                                          ======        ======         ======       ======      ======      ======      ======
Fixed Charges (1):
Interest expense......................    $107.9        $119.9         $227.9       $228.4      $245.6      $155.6      $162.2
Interest expense on notes payable
   to affiliates......................      27.3          12.4           37.3         32.1        28.2        20.9        19.1
                                          ------        ------         ------       ------      ------      ------      ------
                                          $135.2        $132.3         $265.2       $260.5      $273.8      $176.5      $181.3
                                          ======        ======         ======       ======      ======      ======      ======
Ratio of earnings to fixed charges
   (2)................................        --            --             --           --          --          --         1.1

-------------------
(1) For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before extraordinary items, cumulative effect of accounting changes, income tax expense (benefit) and fixed charges. Fixed charges consist of interest expense and interest expense on notes payable to affiliates.

(2) For the six months ended June 30, 1998 and 1997, earnings, as defined above, were inadequate to cover fixed charges by $74.9 million and $89.3 million, respectively. For the years ended December 31, 1997, 1996, 1995 and 1994, earnings, as defined above, were inadequate to cover fixed charges by $155.7 million, $27.1 million, $73.8 million and $24.8 million, respectively.